UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue

Ames, Iowa 50010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Compensatory Arrangements of Certain Officers.

Employment Agreement

On December 22, 2014, Renewable Energy Group, Inc. (the “Company”) entered into a new Employment Agreement with Daniel J. Oh effective January 1, 2015 (the “Employment Agreement”). The Employment Agreement has an initial term ending December 31, 2017, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party no later than nine months prior to the expiration of the then-applicable period. Under the Employment Agreement, Mr. Oh will receive an annualized base salary of $570,000 and will be entitled to an annual cash bonus payment at a target level of at least 100% of his base salary in effect on the 90th day after the first day of the performance period. Actual incentive payments will be based upon attainment of performance goals pre-determined by the Company’s board of directors of the Company. Mr. Oh is also eligible to participate in the Company’s long-term incentive program at a target level of 200% of his base salary. The performance targets for the cash bonus plan and long-term incentive program are expected to be set in the first quarter of 2015. Mr Oh is entitled to certain payments upon termination:

Termination For Cause or Resignation Without Good Reason; Other Than For Death or Disability. If, during the term of the Employment Agreement, the Company terminates Mr. Oh’s employment for cause (as defined in the Employment Agreement) or Mr. Oh resigns without good reason (as defined in the Employment Agreement) and in either case the termination of Mr. Oh’s employment is not because of his death or disability, Mr. Oh will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses accrued with respect to a prior fiscal year, vacation pay and benefits.

Termination due to Death or Disability. If Mr. Oh’s employment is terminated due to death or disability, his estate will receive any accrued, but unpaid, base salary, bonuses, vacation pay and benefits and a pro-rated annual cash bonus payment if earned but assuming that any individual performance objectives were achieved at the then-applicable target level.

Termination Without Cause or Resignation With Good Reason. If Mr. Oh is terminated without cause or resigns with good reason, Mr. Oh will receive for two years (the “Severance Period”) after such termination or resignation, a severance payment equal to the sum of his annual base salary plus his targeted annual bonus; provided that the Severance Period will be extended to three years if the date of termination or resignation occurs after a change of control of the Company (the “Severance Salary Payment”). The Severance Salary Payment will be paid in a lump sum if Mr. Oh is terminated without cause or resigns for good reason prior to or on the date of a change of control of the Company. In addition, Mr. Oh will also receive (i) any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits (ii) a pro-rated annual cash bonus payment based on actual performance, (iii) full acceleration of all equity-based compensation that would have become vested during the 12-month period after Mr. Oh’s termination or resignation, (iv) medical and dental coverage under COBRA benefits elected by Mr. Oh, together with reimbursement of premiums charged to him thereunder (which will terminate if and to the extent he becomes eligible to receive comparable coverage from a subsequent employer), (v) job placement services for 12 months from the date of termination, not to exceed $30,000 in the aggregate, and (vi) vacation pay and benefits (together, the “Severance Benefits”). If Mr. Oh’s employment terminates within 18 months of a change of control, all equity-based awards held by Mr. Oh shall automatically become vested in full. If Mr. Oh’s employment is not extended pursuant to the terms of his Employment Agreement and Mr. Oh is terminated without cause or resigns without good reason within two years after the expiration of the employment period, then Mr. Oh will receive the Severance Benefits described above except the Severance Period used to calculate his Severance Salary Payment will be reduced to one year.

Other Obligations. For the duration of his employment and upon termination thereof, Mr. Oh is and will be prohibited from soliciting employees or customers and competing against the Company and its affiliates in each case for the respective periods of time set forth in the Employment Agreement. Mr. Oh will be subject to standard confidentiality and non-disparagement restrictions. Mr. Oh is required to sign a general release of claims against the Company (subject to certain exceptions) prior to receiving Severance Benefits under the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete, and is qualified in its entirety by the full text of the Employment Agreement, attached hereto as Exhibit 10.24, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.24	Employment Agreement, effective January 1, 2015, between Renewable Energy Group, Inc. and Daniel J. Oh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2014

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.24	Employment Agreement, effective January 1, 2015, between Renewable Energy Group, Inc. and Daniel J. Oh.